UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2020

Dear Fellow MicroVision Shareholder,

I write to ask for your help in achieving our common goal to maximize the market value of MicroVision. When I assumed the CEO role earlier this year we faced uncertainties on our 2020 business objectives and OEM partnerships. As a result, we changed course and committed ourselves to finding strategic alternatives for success, including the potential sale of the Company.

We continue to work diligently to explore all options with several interested parties on potential licensing, sale or merger transactions. We are making progress in our discussions with several parties with the help of our financial advisor, Craig-Hallum Capital Group LLC.

We have an important task ahead of us: approval of a key shareholder proposal outlined in our Proxy Statement dated April 3, 2020 relating to a reverse stock split. Your approval of Proposal 3 will enable MicroVision to maintain our listing on the Nasdaq Global Market, provide you with liquidity for your investment and help facilitate a tender offer or exchange of shares in a sale or merger transaction.

Your Vote “FOR” Proposal 3 Approving a Potential Reverse Stock Split

is Important to MicroVision’s Future

A reverse stock split has no inherent effect on the company’s total market capitalization or your percentage ownership in the Company. Board members, management and employees with vested or unvested stock or option awards will be impacted in the same way as other shareholders. Regardless, I want you to know that I, along with the management team, employees and Board of Directors will continue to work hard to find ways to maximize the value of the Company and your shares. I encourage you to refer to the Proxy Statement for a discussion of benefits and risks, but I want to highlight some of the expected benefits of approving Proposal 3:

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Remain Listed on the Nasdaq Global Market and Maintain Liquidity: The Nasdaq Global Market provides a market that attracts a wide group of investors. If the Company were delisted it could adversely affect the number of potential investors and liquidity of your shares. Listing on the over-the-counter (OTC) market or a regional stock exchange would likely make it harder to obtain a quote or sell your shares.

•

Facilitate Tender or Exchange of Shares in the Event of a Sale or Merger: Listing on Nasdaq enhances our ability to consider and possibly facilitate a tender offer or exchange of shares in the event a sale or merger, which are among the opportunities we are exploring to maximize shareholder value.

•

A Reverse Stock Split Maintains Percentage Ownership and Applies Uniformly: A reverse stock split will not affect your percentage ownership in MicroVision or total value of your shares. Also, a reverse split is applied uniformly to ALL past and present employees with vested or unvested equity awards.

MicroVision, Inc.	6244 185th Avenue NE Suite 100 Redmond, WA 98052, USA	Tel (425) 936-6847 Fax (425) 867-9992	microvision.com

The Board of Directors understands that some shareholders are reluctant to authorize a reverse stock split but believes strongly and unanimously that the Company and shareholders will be served best by voting FOR Proposal 3.

Glass Lewis, a leading independent proxy advisory firm, relied upon by hundreds of major institutional investment firms and mutual funds, agrees with the Board that a vote FOR a reverse stock split is in the best interest of the Company to reduce the number of shares of common stock outstanding, attempt to proportionally raise the per share price of the Company’s common stock and increase investor interest.

Your vote is important regardless of the number of shares you own. If you have already voted no on Proposal 3 I encourage you to change your vote. Approval requires a majority of shareholders to vote in favor of the proposal and not voting is the same as a vote against the proposal.

The Company needs your support by voting FOR Proposal 3.

How to Vote

To vote or if you have already voted and would like to change your vote or if you have any questions or need assistance voting your shares, please call the firm assisting us with the solicitation of proxies:

Saratoga Proxy Consulting LLC, at (212) 257-1311 or (888) 368-0379.

Your investments allowed our engineers to create valuable technology that is currently shipping in a top tier OEM product. I believe our technology has timely arrived at an inflection point with the possibility of products aligning with several consumer vertical markets. Your vote FOR Proposal 3 is important to facilitate our efforts to maximize value for our shareholders.

Thank you for your continuing support,

Sumit Sharma

Chief Executive Officer

Certain statements contained in this letter, including those relating to benefits of the approval of Proposal 3 of the Proxy Statement, effects and benefits or a reverse stock split, potential success in realizing strategic options, discussion with third parties regarding licensing and other strategic options, potential sale or merger of the Company, stock liquidity, value of shares following a reverse stock split, maximizing value of the Company and Shares of common stock. potential products and markets, and those containing words such as “expect” and “believe,” are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the risk that the company may not succeed in finding licensing or other strategic solutions, including a potential sale of the company, with acceptable timing, benefits or costs, the company may be unable to evidence compliance with Nasdaq criteria within the period of time that was granted by the Nasdaq panel; the risk that our stock price could decline following a reverse stock split; our ability to operate with limited cash or to raise additional capital when needed; market acceptance of our technologies and products; and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements, including from the impact of the COVID-19 (coronavirus); our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on the Nasdaq Stock Market, and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.